SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or
15(d) of the Securities
Exchange Act of 1934
Date of Report (Date of earliest event reported): February 28, 2006
Santander BanCorp
(Exact name of registrant as specified in its charter)

Puerto Rico	001-15849	66-0573723

(State or other	(Commission	(IRS Employer
jurisdiction of	File Number)	Identification No.)
incorporation)

207 Ponce de León Avenue, San Juan, Puerto Rico		00917

(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:		(787) 777-4100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.136-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets
     On February 28, 2006, Santander BanCorp (the “Company”) and Santander Financial Services, Inc. (“Santander Financial”) completed the purchase of substantially all the assets and operations of Island Finance Puerto Rico, Inc. (“Island Finance PR”) and Island Finance Sales Finance Corporation (“Island Finance Sales” and, together with Island Finance PR, “Island Finance”) in Puerto Rico from Wells Fargo & Company (“Wells Fargo”). The closing was effected pursuant to the terms of an asset purchase agreement, dated as of January 22, 2006, among the Company, Santander Financial, Wells Fargo and Island Finance. At the closing, Santander Financial paid a total purchase price of $742,000,249 for all the assets of Island Finance and agreed to assume approximately $2,404,191 in liabilities, subject to certain post-closing adjustments. The assets of Island Finance acquired by Santander Financial include approximately $633,968,022 in receivables generated by Island Finance’s consumer finance business in Puerto Rico. Island Finance provides consumer loans and real estate-secured loans in Puerto Rico, as well as sales finance contracts through retail merchants.
     As noted in Items 2.03 and 8.01 below, the source of funds for the acquisition was provided in part by a loan from, and the private placement of trust preferred securities to, Santusa Holding, S.L., an affiliate of the Company.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
     On February 28, 2006, the Company entered into a $725 million loan agreement with Santusa Holding, S.L., a subsidiary of Banco Santander Central Hispano, S.A., the parent of the Company, to be used in connection with the acquisition of substantially all the assets of Island Finance in Puerto Rico from Wells Fargo. The loan bears interest at an annual rate of 4.965%, payable semiannually. Upon the occurrence and during the continuance of an event of default under the loan agreement, the interest rate applicable to the outstanding principal amount of the loan shall be increased by two percent (2%). Pursuant to the terms of the loan agreement, all amounts payable thereunder shall be made free and clear of any withholding or reduction on account of any taxes imposed or levied on such payments. The entire principal balance of the loan is due and payable on August 28, 2006. The Company did not pay any commitment fee or commission in connection with the loan.
Item 7.01 Regulation FD Disclosure
     On February 28, 2006, the Company issued a press release announcing that Santander Financial completed the acquisition of substantially all the assets and business operations in Puerto Rico of Island Finance from Wells Fargo, pursuant to an asset purchase agreement executed on January 22, 2006. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.
     The information furnished pursuant to this Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1, shall not be deemed “filed” for purposes of the Securities Exchange Act of 1934, as amended, nor shall it be incorporated by reference into any of the Company’s filings under the Securities Act of 1933, as amended, unless otherwise expressly stated in such filing.
Item 8.01 Other Events
     On February 28, 2006, the Company completed the private placement of 5,000,000 7.00% Trust Preferred Securities (the “Preferred Securities”) of Santander PR Capital Trust I, a Delaware statutory trust and a subsidiary of the Company (the “Trust”), at a price of $25 per Preferred Security. Each Preferred Security will pay cumulative cash distributions at an annual rate of 7.00%, payable semiannually, commencing January 1, 2007. The Preferred Securities are fully and unconditionally guaranteed (to the extent described in the guarantee agreement between the Company and the guarantee trustee, for the benefit of the holders from time to time of the Preferred Securities) by the Company. In connection with the issuance of the Preferred Securities, the Company issued an aggregate principal amount of $129,000,000 of its 7.00% Junior Subordinated Debentures, Series A, due July 1, 2037 to the Trust.
Item 9.01 Exhibits
(a)	Financial Statements of Business Acquired
     The financial statements of Island Finance will be filed by amendment to this Current Report on Form 8-K on or before May 16, 2006.

(b)	Pro Forma Financial Information
     The pro forma financial information required to be filed in connection with the transaction described under Item 2.01 of this Current Report on Form 8-K will be filed by amendment to this Current Report on Form 8-K on or before May 16, 2006.
(c)	Exhibits
     The following exhibit shall not be deemed “filed” for purposes of the Securities Exchange Act of 1934, as amended.
99.1	Press release dated February 28, 2006.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: March 6, 2006

SANTANDER BANCORP

By:	/s/ Carlos M. García

Name:	Carlos M. García
Title:	Senior Executive Vice President and Chief Operating Officer